                                                                    Exhibit 4.1

                               GSI LUMONICS INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                                PLAN DESCRIPTION
                                ----------------

The GSI Lumonics Inc. Stock Purchase Plan is intended to promote the interests of GSI Lumonics Inc. (the "Company") and its subsidiaries by providing eligible employees an opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan.

     1.   DEFINITIONS.

     "ASSOCIATE" has the meaning assigned by the Securities Act (Ontario), as amended from time to time.

     "BASE PAY" means, for each Participant, the regular compensation and commissions earned during each payroll period, before any deductions or withholding, but excluding overtime pay, bonuses, amounts paid as reimbursements of expenses and other additional compensation, under rules uniformly applied by the Committee.

     "BOARD OF DIRECTORS" means the board of directors of the Company.

     "BUSINESS DAY" means any day which is a trading day on the Exchange or on which NASDAQ quotations are issued, as the case may be.

     "CODE" means the United States Internal Revenue Code of 1986, as amended.

     "COMMITTEE" means the appropriate compensation or other committee appointed by the Board of Directors to administer the Plan. All references in the Plan to the Committee means the Board of Directors if no Committee has been appointed.

     "COMMON SHARES" means common shares in the capital of the Company.

     "ELIGIBLE EMPLOYEE" means an employee who is eligible to participate in the Plan pursuant to Section 3.

     "EXCHANGE" means The Toronto Stock Exchange.

     "EXERCISE DATE" means the Business Day which is six months following the Grant Date in respect of any Offering Period other than the initial Offering Period, for which the Exercise Date shall be December 31, 2001.

     "EXERCISE PRICE" means, unless the Committee determines before a Grant Date that a higher or lower price that complies with Code Section 423 shall apply, means the lesser of (i) 85% of the Fair Market Value of the Common Shares on the Grant Date for the

     Offering Period in which the Exercise Date falls, or (ii) 85% of the Fair Market Value of the Common Shares on the Exercise Date for that Offering Period.

     "FAIR MARKET VALUE" per Common Share at any date shall be the weighted average sale price for board lots of Common Shares on the Exchange (or, if the Common Shares are not then listed or posted for trading on the Exchange, on NASDAQ) on the five trading days immediately preceding the Exercise Date or the Grant Date, as the case may be.

     "GRANT DATE" means, with respect to any given Participant, the first Business Day of each Offering Period or such other Business Day in an Offering Period approved by the Committee for Participants to commence payroll deductions to purchase Common Shares during such Offering Period.

     "INSIDER" means:

          (i) an insider of the Company as defined by the Securities Act (Ontario) as amended from time to time, other than a person who falls within such definition solely by virtue of being a director or senior officer of a subsidiary of the Company; and

          (ii) an Associate of any person who is an insider by virtue of clause (i) of this definition;

     "NASDAQ" means the Nasdaq National Market;

     "OFFERING PERIOD" means the six month period (in the case of the initial Offering Period, commencing July 1, 2001 and ending December 31, 2001) as determined by the Committee in which Eligible Employees are able to make contributions to their respective Plan Account to purchase Common Shares in accordance with the Plan;

     "OUTSTANDING ISSUE" means the number of Common Shares that are outstanding immediately prior to any issuance of Common Shares issued pursuant to the Plan during the particular one year period;

     "PARTICIPANT" means an Eligible Employee who is participating in the Plan pursuant to Section 4.

     "PLAN" means the GSI Lumonics Inc. Employee Stock Purchase Plan.

     "PLAN ACCOUNT" means an account maintained by the Company or its designated record keeper for each Participant to which the Participant's payroll deductions are credited, against which funds used to purchase Common Shares are charged and to which Common Shares purchased are credited.

     2. SHARES SUBJECT TO THE PLAN. Subject to Section 12, the aggregate number of Common Shares which may be sold under the Plan is 300,000. The Company shall issue authorized but unissued treasury Common Shares to provide Common Shares for purchase under the Plan. No fractional shares may be purchased or issued hereunder. The following restrictions shall also apply to this Plan as well as all the other plans or share compensation arrangements to which the Company may be a party:

     (i) the aggregate number of Common Shares which are reserved for issuance pursuant to rights to purchase securities of the Company granted to Insiders shall not exceed 10% of the Outstanding Issue;

     (ii) Insiders shall not be issued, within any one year period, a number of Common Shares which exceeds 10% of the Outstanding Issue;

     (iii) no Insider together with such Insider's Associates shall be issued, within any one year period, a number of Common Shares which exceeds 5% of the Outstanding Issue; and

     (iv) the number of Common Shares reserved for issuance pursuant to rights to purchase securities of the Company to any one Participant shall not exceed 5% of the Outstanding Issue.

     3. ELIGIBLE EMPLOYEES. Each active employee of the Company or any of its subsidiaries who has been employed for at least 6 months and who is regularly employed by the Company or any of its subsidiaries for at least 20 hours per week and more than 5 months per calendar year shall be eligible to participate in the Plan. The Committee may exclude all, but not less than all, of the employees of any subsidiary located outside of North America where participation by such employees would be impractical.

     4.   OFFERING PERIODS; PARTICIPATION IN THE PLAN.

     (a) Common Shares shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as: (i) the maximum number of Common Shares available for purchase under the Plan shall have been purchased; or (ii) the Plan shall have been sooner terminated. The Initial Offering Period shall commence on July 1, 2001 and end on December 31, 2001. Thereafter, each Offering Period shall continue for a period of six months following commencement.

     (b) An Eligible Employee may participate in the Plan by completing and filing with the Company or its designated record keeper a subscription agreement and an election form which authorizes payroll deductions from the Employee's pay for the purposes of acquiring Common Shares. Such deductions shall commence on (i) the first day of the applicable Offering Period following the end of the Employee's 6 month eligibility period, (ii) the first day of any Offering Period thereafter as elected by the Employee, or (iii) such other date within the Offering Period as may be specified by the Committee for entry into the Plan by Eligible Employees. Such deductions shall continue until the Employee terminates participation in the Plan or the Plan is terminated.

     (c) Notwithstanding the foregoing, an Eligible Employee shall not be granted a right to purchase Common Shares under this Plan on any Grant Date if: (i) such employee, immediately after the right is granted, owns Common Shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this clause, the rules of Code Section 424(d) shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding rights hereunder shall be treated as stock owned by the employee); or (ii) such grant would not comply with the restrictions respecting the issuance/sale of Common Shares set forth in Section 2.

     5. PAYROLL DEDUCTIONS. Payroll deductions shall be made from the amounts paid to each Participant for each payroll period in such amounts as the Participant shall authorize in his election form. The maximum payroll deduction shall be 7% of the Participant's Base Pay; provided that no Eligible Employee may be granted a right under the Plan which permits his rights to purchase Common Shares under the Plan, and any other stock purchase plan of the Company that is qualified under Section 423 of the Code, to accrue at a rate which exceeds US$25,000 of Fair Market Value of such stock (determined at the time such right is granted) for each calendar year in which the stock purchase right is outstanding at any time. If a Participant's Base Pay is insufficient in any pay period to allow the entire payroll deduction elected under the Plan, no deduction shall be made for such pay period. Payroll deductions will resume with the next pay period in which the Participant has pay sufficient to permit the deduction. Payroll deductions under the Plan shall be made in any period only after all other withholdings, deductions, garnishments and the like have been made.

     6. CHANGES IN PAYROLL DEDUCTIONS. Subject to the minimum and maximum deductions set forth above, a Participant may change the amount of his payroll deductions by filing a new election form with the Company or its designated record keeper no later than 10 Business Days in advance of the next Offering Period. The change shall be effective until revoked in writing.

     7. TERMINATION OF PARTICIPATION IN PLAN. A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office at least 10 Business Days before the next pay period. A Participant's participation in the Plan shall be terminated upon termination of his or her employment with the Company for any reason. In the event a Participant's participation in the Plan is voluntarily or involuntarily terminated, payroll deductions under the Plan shall cease; provided, however, that any payroll deductions credited to such Participant's Plan Account shall be used to purchase Common Shares on the next Exercise Date.

     8.   PURCHASE OF SHARES.

     (a) On each Grant Date, each Participant shall be granted, subject to the limitations and restrictions set forth in this Section and in Sections 2, 4(c) and 5 of the Plan, a right to purchase on the Exercise Date that whole number of Common Shares determined by dividing the balance in the Participant's Plan Account as of the Exercise Date by the Exercise Price. The maximum number of Common Shares subject to rights granted to any Participant on any Grant Date in respect of any Offering Period shall be the lesser of (i) 10,000 Common Shares; or (ii) twice the whole number of Common Shares determined by dividing the estimated balance in the Participant's Plan Account to be accumulated as at the Exercise Date by the Fair Market Value of the Common Shares on the Grant Date.

     (b) On each Exercise Date, each Participant shall be deemed to have exercised his or her rights granted pursuant to Section 8(a). On each Exercise Date, the Company shall apply the funds credited to each Participant's Plan Account to the purchase (without commissions or fees) of that number of whole Common Shares determined by dividing the Exercise Price into the balance in the Participant's Plan Account on the Exercise Date. Any amount remaining shall be carried forward to the next fiscal quarter of the Company unless the Plan Account is closed.

     (c) As soon as practicable after each Exercise Date, a statement shall be delivered to each Participant which shall include the number of Common Shares purchased on the Exercise Date on behalf of such Participant under the Plan.

     (d) When requested, a stock certificate for whole Common Shares in a Participant's Plan Account purchased pursuant to the Plan shall be issued in the Participant's name or in the name of the Participant and another person as joint tenants with right of survivorship or as tenants in common. When the Participant's employment terminates, a stock certificate for whole Common Shares in his Plan Account shall be issued in his name or in his name and the name of another person as joint tenants with right of survivorship or as tenants in common. A cash payment shall be made for any fraction of a share in such account, if necessary to close the account.

     9. RIGHTS AS A SHAREHOLDER. As of the Exercise Date, a Participant shall be treated as record owner of his shares purchased pursuant to the Plan.

    10. RIGHTS NOT TRANSFERABLE. Rights under the Plan are not transferable by a Participant other than by will or the laws of succession, and are exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

     11. APPLICATION OF FUNDS. All funds of Participant's received or held by the Company under the Plan before purchase of the Common Shares shall be held by the Company without liability for interest or other increment.

     12. ADJUSTMENTS IN CASE OF CHANGES AFFECTING SHARES. In the event of a subdivision or consolidation of outstanding Common Shares of the Company, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Committee. In the event of any other change affecting the Common Shares, such adjustment shall be made as shall be deemed equitable by the Committee to give proper effect to such event.

     13. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall have authority to construe and interpret the provisions of the Plan and make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive on all persons affected thereby unless otherwise determined by the Board of Directors. The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or its subsidiaries as the Committee shall determine. It is intended that the Plan shall at all times meet the requirements of Code Section 423, if applicable, and the Committee shall, to the extent possible, interpret the provisions of the Plan so as to carry out such intent.

     14. AMENDMENTS TO THE PLAN. The Board of Directors and the Committee shall have the right, in its sole discretion, to alter, amend or discontinue the Plan from time to time and at any time. No such amendment or discontinuation, however, may, without the consent of the Participant, alter or impair the Participant's rights or increase his obligations under the Plan. Any amendment to the Plan will require the prior approval of the Exchange and may require the approval of the Company's shareholders. No amendment shall be made to increase the number of Common Shares authorized to be acquired by Participants under the Plan unless shareholder approval is obtained therefor.

     15.  TERMINATION OF THE PLAN.  The Plan shall terminate upon the earlier of
(a) the termination of the Plan by the Board of Directors of the Company as specified below, or (b) the date no more shares remain to be purchased under the Plan. The Board of Directors of the Company may terminate the Plan as of any date, and the date of termination shall be deemed an Exercise Date. If on such Exercise Date Participants in the aggregate have rights to purchase more Common Shares than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of Common Shares on a pro rata basis, and any excess payroll deductions shall be returned to Participants, all as provided by rules and regulations adopted by the Committee.

     16. COSTS. All costs and expenses incurred in administering the Plan shall be paid by the Company.

     17. GOVERNMENTAL REGULATIONS. The Company's obligation to sell and deliver its Common Shares pursuant to the Plan is subject to:

     (a) the satisfaction of all requirements under applicable securities law in respect thereof and obtaining all regulatory approvals as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof, including shareholder approval, if required;

     (b) the admission of such Common Shares to listing on any stock exchange on which Common Shares may then be listed; and

     (c) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities law of any jurisdiction.

In this connection, the Company shall take all reasonable steps to obtain such approvals and registrations as may be necessary for the issuance of such Common Shares in compliance with applicable securities law and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed.

     18. APPLICABLE LAW. The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each provision of the Plan shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein. Notwithstanding the foregoing, this Plan is intended to comply with Section 423 of the Code, if applicable. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

     19. EFFECT ON EMPLOYMENT. The provisions of this Plan shall not affect the right of the Company or any subsidiary or any Participant to terminate the Participant's employment with the Company or any subsidiary.

     20. WITHHOLDING. The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

     21. SALE OF COMPANY. In the event of a proposed sale of all or substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Company shall require that all outstanding stock purchase rights hereunder be assumed or equivalent rights be substituted by the successor or purchaser corporation, unless the Plan is terminated.

     22. APPROVALS. The Plan shall be subject to acceptance by the Exchange and NASDAQ in compliance with all conditions imposed by the Exchange and NASDAQ. Any stock purchase rights granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such stock purchase rights may be exercised unless such acceptance is given and such conditions are complied with.

     23. CORPORATE ACTION. Nothing contained in the Plan shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan.

     24. LIMITATION ON SALE OF COMMON SHARES PURCHASED UNDER THE PLAN. The Plan is intended to provide Common Shares for investment and not for resale.
The Company does not, however, intend to restrict or influence any employee with respect to any dealings with Common Shares save and except as provided in clause 17(c). An employee may, therefore, sell Common Shares purchased under the Plan provided he complies with all applicable securities laws. Participants assume the risk of any market fluctuations in the price of the Common Shares.

     25. NOTICES. All written notices to be given by Eligible Employees to the Company may be delivered personally or by registered mail, postage prepaid, addressed as follows:

               105 Schneider Road
               Kanata, Ontario, Canada
               K2K  1Y3

               Attention:  Secretary

Any notice given by the Participant pursuant to the terms of the stock purchase rights hereunder shall not be effective until actually received by the Company at the above address. Any notice to be given to the Participant shall be sufficiently given if delivered personally or by postage prepaid mail to the last address of the Participant on the records of the Company or the applicable subsidiary and shall be effective seven days after mailing.

     26. SHAREHOLDER APPROVAL. The Plan shall become effective on the date it is adopted by the Board of Directors of the Company, provided that the shareholders of the Company approve it within 12 months after such date.